EXHIBIT 2a



                  PLAN AGREEMENT AND MERGER


Between Ugomedia Interactive Corporation and Dennis
Szymczak/Digitalink Company (Sole Proprietorship).

This Plan and Agreement of Merger is made, and entered into, on the 1st day of April, 2001, by and between Ugomedia Interactive Corp., a Nevada Corporation, hereinafter referred to as the Surviving Corporations, and Dennis Szymczak and Digitalink Company, a Sole Proprietorship, hereinafter referred to as the Merged Company. Said Corporation and Proprietorship are hereinafter sometimes referred to jointly as the Constituent Corporations.

WITNESSETH:

WHEREAS the Surviving Corporation is organized and exists under the laws of the State of Nevada, having filed its Certificate of Incorporation in the Office fo the Secretary of State of the State of Nevada, on August 22, 2000, and having its registered office at 3400 W. Desert Inn Rd. Suite 13 in the City of Las Vegas, County of Clark, and having as its registered agent Go Public Today; and

WHEREAS the total number of shares o stock which the Surviving Corporation has authority to issue is 25 million shares, of which 4,907,000 share are now issued and outstanding; and

WHEREAS the Merged Company is organized and exists under the laws of the State of Nevada, its business name having been filed in the office of the Recorder of Deeds of Clark County, Las Vegas, on the 1st day of September, 1997, and the address of its registered office is 924 S. Valley View, in the County of Clark, in the State of Nevada; and

WHEREAS the aggregate number of shares which the Merged
Company has authority to issue is 0, of which 0 shares are issued and outstanding; and

WHEREAS the Board of Directors of each of the Constituent
Corporations deems it advisable that the Merged Company be merged into the Surviving Corporation on the terms and conditions set forth below, in accordance with the applicable provisions of the statutes of the State of Nevada, respectively, which permit such merger;

THEREFORE, in consideration of the agreements, covenants and provisions set out below, the Surviving Corporation and the Merged Company, by their Boards of Directors, do hereby agree as follows:

ARTICLE I

The Surviving Corporation and the Merged Company shall be merged into a single Corporation, in accordance with applicable provisions of the laws of the State of Nevada by the Merged Corporation merging into the Surviving
Corporation, which shall be the Surviving Corporation.

ARTICLE II

Upon the merger becoming effective under the laws of the State of Nevada (such time being referred to herein as the "EFFECTIVE DATE OF THE MERGER"):

1. The two Constituent Corporations shall be a single corporation, which shall be the Surviving Corporation, and the separate existence o the Merged Company shall ceases.

2. The Surviving Corporation shall thereupon possess all the rights, privileges, immunities and franchises of the Constituent Corporations; and all property, real and personal, and every other interest belonging to or due to each of the Constituent Corporations, shall be vested in the Surviving Corporation without further act or deed.

3. The Surviving Corporation shall not be responsible and/or liable for any prior liabilities and/or obligations of the Merged Company; and/or any existing or pending claims, actions of proceedings by or against the Merged Company.
Any prior claims and/or judgments may be prosecuted to judgment as if the merger had not taken place, and neither the rights of creditors nor any liens upon the property of the Constituent Corporations shall be impaired by the merger.

4. The Surviving Corporation hereby agrees that it may be served with process in the State of Nevada in any proceeding for the enforcement of any obligation of the Constituent Corporation, including those arising from the merger, and hereby irrevocably appoints the Secretary of State of Nevada as its agent to accept service of process in any such suit or other proceedings, and further agrees that service of any such process may be made by providing the Secretary of State of the State of with duplicate copies of such process; and the Surviving Corporation authorizes the aforesaid Secretary of State to send such process to it by registered mail directed to its registered office a 3200 Polaris Ave., Suite 28, Las Vegas, NV 89102.

5. With respect to each Constituent Corporation, the aggregate amount of net assets of each Constituent Corporation that was available to support and pay dividends before the merger, shall continue to be available for the payment of dividends by the Surviving Corporation, except to the extent that all or a portion of those net assets may be transferred to the stated capital of the Surviving Corporation.

6. The Bylaws of the Surviving Corporation as they existed immediately before the effective date of merger shall be the Bylaws of the Surviving Corporation.

7. The persons who will serve on the Board of Directors and as the officers of the Surviving Corporation shall be the same persons who served as directors and officers of the Surviving Corporation immediately before the effective date of the merger.

ARTICLE III

The Articles of Incorporation of the Surviving Corporation shall not be amended in any respect by reason of this Agreement of Merger, and said Articles of Incorporation shall constitute the Articles of Incorporation of the Surviving Corporation unless or until it is subsequently amended by the actions of the Board of Directors and shareholders; the said Articles of Incorporation are set forth in Exhibit A attached hereto and are made a part of this Plan and Agreement of Merger.

ARTICLE IV

The shares of the Constituent Corporations shall be converted into shares of the Surviving Corporation in the following manner:

1. No shares will be issued and/or converted.

ARTICLE V

The Surviving Corporation shall pay all expenses incurred for the purpose of bringing both this Agreement of Merger and merger herein described into effect.

ARTICLE VI

If the Surviving Corporation shall have reason to request any further assignments, conveyances or other transfers that it is advised by counsel are necessary to vest in the Surviving Corporation title to any property of rights of either of the Constituent Corporations, the officers and directors of the appropriate Constituent Corporation shall execute any assignment, conveyance or transfer to vest such property or rights in the Surviving Corporation.

ARTICLE VII

This Plan and Agreement of Merger shall be submitted to the Board of Directors for each of the Constituent Corporations for consideration at a meeting of Board of Directors held in accordance with the Bylaws of each Constituent Corporation and with the laws of their State of incorporation, and upon
(1) The approval by the Board of Directors of each Constituent Corporation, and (2) The subsequent execution, filing and recording of such documents shall then take effect and be the Plan of Merger of the Constituent Corporations. This Plan and Agreement of Merger may be abandoned by (1) Either of the Constituent Corporations by the action of its Board of Directors if such actions is taken before the Plan and Agreement of Merger has been approved by the Board of Directors of the Constituent Corporation whose Board seeks abandonment, or (2) The mutual consent of the Constituent Corporations if their respective Boards of Directors each adopt a resolution abandoning the Plan and Agreement of Merger before the effective date off the merger.

IN WITNESS WHEREOF, each Constituent Corporation acting by the authority set out in a resolution adopted by its Boards
o Directors ahs directed this Plan and Agreement of Merger to be executed by the President and attested to by the Secretary of each Constituent Corporation, and to have the corporate seal of each Constituent Corporation affixed hereto.

Attest:


/s/ Michel L. Pusateri               /s/ Mike Stapleton
Secretary (Ugomedia)                President (Ugomedia)


Attest:


/s/ Dennis Szymczak                 /s/ Dennis Szymczak
Secretary (Digitalink)              President (Digitalink)



I Michel L. Pusateri, Secretary of Ugomedia Interactive Corp., a Corporation or organized and existing under the laws of the State of Nevada, hereby certify, as such Secretary, and under the seal of the said Corporation, that the Agreement of Merger to which this certificate is attached, after having been first duly signed on behalf of said Corporation by the President and Secretary of Ugomedia Interactive Corp., at a special meeting of said Board of Directors, called and held separately from the meeting of shareholders of any other Corporation, upon waiver of notice, signed by all members of the Board of Directors, for the purpose of considering and taking action upon said Agreement of Merger, that shares of stock of said Corporation were on said date issued and outstanding and that a majority voted in favor of said Agreement of merger and the said affirmative vote representing at least a majority of said Board of Directors, and that thereby the Agreement of Merger was at said meeting duly adopted as the act of the Board of Directors of said Ugomedia Interactive Corp., and the duly adopted agreement of said Corporation.

WITNESS my hand and seal of said corporation on this 1st day of April 2001.

/s/ Notary
---------------



Secretary

Seal:


THE ABOVE AGREEMENT OF MERGER, having been executed by the President and Secretary of each corporate party thereto, and having been adopted separately by the Board of Directors of each corporate party thereto, in accordance with the provisions of the laws of the State of Nevada, and the fact having been certified on said Agreement of merger by the Secretary of each Corporate party thereto, is now hereby executed under the corporate seals of the respective Corporations, by the authority of the directors and shareholders thereof, as the respective act, deed and agreement of each of said Corporation, on the 1st day of April 2001.


/s/ Michel L. Pusateri         /s/ Mike Stapleton
        Secretary                    President



Seal: